Exhibit 99.1

Einstein Noah Restaurant Group Reports Fourth Quarter & Full Year 2010 Financial Results

Fourth Quarter System-wide Comparable Store Sales Increased 1.6%

Fourth Quarter Income Before Income Taxes Increased 26.3%

Fourth Quarter Adjusted EBITDA Increased 10.1%

LAKEWOOD, Colo.--(BUSINESS WIRE)--March 3, 2011--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the fourth quarter and full year ended December 28, 2010.

Selected Highlights for the Fourth Quarter 2010 Compared to the Fourth Quarter 2009:

  Total revenues increased 2.2% to $106.1 million from $103.7 million.
  System-wide comparable store sales and comparable transactions increased 1.6% and 1.7%, respectively.
  Income from operations increased 17.6% to $8.9 million from $7.6 million.
  Adjusted EBITDA improved 10.1% to $14.0 million from $12.7 million. (*)
  Income before income taxes increased 26.3% to $7.2 million from $5.7 million.
  Free cash flow increased 81.2% to $6.0 million from $3.3 million. (*)

Selected Highlights for 2010 Compared to 2009:

  Total revenues increased 0.8% to $411.7 million from $408.6 million.
  System-wide comparable store sales increased 0.3% with flat transactions.
  Income from operations increased 10.7% to $27.6 million from $24.9 million.
  Adjusted EBITDA improved 7.1% to $45.3 million from $42.3 million. (*)
  Income before income taxes increased 9.2% to $20.5 million from $18.8 million.
  Free cash flow increased 66.7% to $28.0 million from $16.8 million. (*)

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated “We concluded 2010 with a strong fourth quarter, marked by robust growth in income before income taxes and adjusted EBITDA. Our performance reflects our second consecutive quarter of positive system-wide comparable store sales, the success of our ongoing cost control strategies in expanding margins, along with our continued emphasis on fresh-baked goodness and new product innovation in driving traffic. For 2011, we expect to maintain that focus by leveraging our strengths within core bagel / breakfast and healthy innovation, while promoting premium sandwiches, add-on purchases and catering to further raise our average check.”

O’Neill continued, “We anticipate that our ability to generate significant free cash flow will be a major part of our success going-forward, as it would enable us to accelerate our growth while simultaneously returning capital to our shareholders. Having redeemed the remaining Series Z Preferred Stock and secured a more flexible credit facility in the fourth quarter, we are optimistic we will execute on our asset-light franchise first model and reward our shareholders with a total-return strategy that includes our previously announced quarterly dividend and the flexibility for share repurchases going forward.”

Fourth Quarter 2010 Financial Results

For the fourth quarter ended December 28, 2010, system-wide comparable store sales increased 1.6% primarily driven by an increase in comparable transactions. Total revenues increased 2.2% to $106.1 million from $103.7 million. Company-owned restaurant sales increased 1.9% to $95.4 million from $93.7 million. Company-owned comparable store sales increased 1.0% primarily driven by an increase in comparable transactions.

Total costs at the Company-owned restaurants decreased 1.3% as a percentage of Company-owned restaurant sales resulting in an overall higher gross margin of 21.0%. Prime costs, or cost of goods sold and labor, declined by a combined 2.0% while occupancy and other operating expenses declined by a combined 0.3% as a percentage of Company-owned restaurant sales. The expansion of the Company’s gross margin was primarily driven by increased sales leverage and the continued benefits from operational efficiencies. The Company recorded tax credits within its labor costs of approximately $260,000 pursuant to the 2010 HIRE Act. The Company also experienced a decrease in health care benefit expenses within its labor costs. The Company invested $2.3 million in marketing initiatives to build traffic and drive awareness of its brands during the fourth quarter of 2010 compared to $1.1 million in 2009.

Manufacturing and commissary gross profit grew 17.3% to $1.3 million compared to $1.1 million in the fourth quarter of 2009. The substantial improvement in gross profit was attributed to favorable raw ingredient costs, coupled with higher sales volumes.

General and administrative expenses increased $1.1 million primarily due to higher variable compensation related to the Company achieving compensation plan targets.

The Company incurred $477,000 in restructuring charges, primarily severance pay, reflecting a small corporate restructuring and reorganization to support accelerated growth in our Franchise and License areas.

Adjusted EBITDA grew 10.1% to $14.0 million in the fourth quarter of 2010 compared to $12.7 million in the fourth quarter of 2009. (*)

Income from operations increased 17.6% to $8.9 million from $7.6 million. The expansion of the Company’s operating margin was primarily driven by increased sales leverage and the continued benefits from operational efficiencies.

On December 20, 2010, the Company pre-paid the outstanding balance of $85.6 million on the prior credit facility and redeemed the remaining $3.6 million of outstanding Series Z preferred stock with proceeds from the new credit facility. In conjunction with this pre-payment, the Company recorded a non-recurring, non-cash write-off of approximately $966,000 in unamortized debt issuance costs in the fourth quarter of 2010. As a result of this redemption, the Company's capital structure has been simplified to include only the new credit facility and common stock.

Income before income taxes increased 26.3% to $7.2 million from $5.7 million.

Net income available to common stockholders increased 27.7% to $3.6 million from $2.8 million.

Fully diluted earnings per share for the quarter increased 23.5% to $0.21 per share from $0.17 per share and includes $0.05 net of tax impact for the restructuring and write off of unamortized debt issuance costs.

On February 23, 2011, the Company issued a Form 8-K under Item 4.02 stating that its previously issued Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and related earnings releases for fiscal years 2009, 2008, 2007 and 2006, and each of the four quarters of fiscal 2009 and 2008, should no longer be relied upon due to required adjustments related to income taxes.

* A reconciliation of non-GAAP measures (Adjusted EBITDA) to GAAP measures presented can be found in the accompanying tables below. Free cash flow is defined as net cash provided by operating activities less net cash used in investing activities.

New Units and Development

Restaurant openings during the fourth quarter of 2010 included 19 Einstein Bros. restaurants, which consisted of two Company-owned restaurants, seven franchise restaurants, and 10 license restaurants.

In 2010, the Company benefited from the opening of 15 additional franchise restaurants and 35 license restaurants. The effect of the new locations resulted in an increase in franchise and license related revenues of 31.8% to $2.9 million from $2.2 million.

Completion of Multiyear Deleveraging

During the fourth quarter of 2010, as previously announced, the Company completed a multiyear period of deleveraging its balance sheet and now intends to re-allocate its available cash flows to growth priorities and returning cash flows to shareholders, subject to certain limits.

As part of that effort, the Company entered into a new five-year senior $125 million credit facility with a syndicate of banks. The new senior credit facility includes a term loan of up to $75 million and a revolving credit facility of up to $50 million and provides flexibility for the Company to make share repurchases and pay dividends to shareholders.

As a result, the Company declared an initial quarterly cash dividend on its common stock in the amount of $0.125 per share, payable on April 15, 2011 to shareholders of record as of March 1, 2011. In addition, in December of 2010, the Company announced that the Board of Directors approved a two-year authorization of up to $20 million in share repurchases of the Company's common stock.

2011 Outlook

The Company expects to open between 75 and 90 total restaurants, including 10 to 14 new Company-owned restaurants, 20 to 26 new franchise restaurants, and 45 to 50 license restaurants. The Company currently has 20 signed development agreements for Einstein Bros. Bagels franchises, which would yield an ending pipeline of 100 to 110 additional franchise locations of which 19 have already opened.

In 2011, capital expenditures are projected to be in the $28 million to $30 million range, including the opening of the aforementioned Company-owned restaurants, the relocation of an additional 10 to 14 Company-owned restaurants, along with the continued roll-out of the new coffee program.

It is expected that commodity prices will escalate more rapidly in 2011 than in 2010. As of December 28, 2010, the Company has secured 100% of its wheat needs for the first half of 2011, which represents approximately 10% of total commodity costs for the Company.

The Company estimates a 2011 annual effective tax rate between 42% and 44%, however, the Company will continue to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss fourth quarter and full year 2010 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, Chief Executive Officer and President, and Manny Hilario, Chief Financial Officer.

The dial-in numbers for the conference call are 877-407-0784 for domestic toll-free calls and 201-689-8560 for international. The conference ID is 368666. A telephone replay will be available through March 10, 2011, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 368666.

The conference call will also be webcast live from Einstein Noah’s website at www.einsteinnoah.com.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.(R) and Noah's New York Bagels(R) brands and primarily franchises locations under the Manhattan Bagel(R) brand. The company's retail system consists of over 730 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2011 Outlook”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," “look forward," “expects," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2011 quarter and period over period revenue and other financial results, comparable store sales, margin performance, and generating free cash flow are not necessarily indicative of future results, and our expectations for full year 2011 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	December 29,	December 28,	2010
	2009	2010	vs. 2009

Revenues:
Company-owned restaurant sales	$93,669	$95,441	1.9%
Manufacturing and commissary revenues	7,848	7,700	(1.9%)
Franchise and license related revenues	2,218	2,924	31.8%
Total revenues	103,735	106,065	2.2%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,736	27,446	2.7%
Labor costs	28,264	26,586	(5.9%)
Rent and related expenses	10,277	9,959	(3.1%)
Other operating costs	8,801	9,171	4.2%
Marketing costs	1,106	2,258	104.2%
Total company-owned restaurant costs	75,184	75,420	0.3%

Manufacturing and commissary costs	6,754	6,417	(5.0%)
Total cost of sales	81,938	81,837	(0.1%)

Gross profit:
Company-owned restaurant	18,485	20,021	8.3%
Manufacturing and commissary	1,094	1,283	17.3%
Franchise and license	2,218	2,924	31.8%
Total gross profit	21,797	24,228	11.2%

Operating expenses:
General and administrative expenses	9,090	10,235	12.6%
Depreciation and amortization	4,266	4,525	6.1%
Restructuring expenses	-	477	**
Other operating expenses	869	89	(89.8%)
Income from operations	7,572	8,902	17.6%

Interest expense, net	1,874	740	(60.5%)
Write-off of debt issuance costs upon redemption of term loan	-	966	**
Income before income taxes	5,698	7,196	26.3%
Provision for income tax	2,880	3,842	33.4%
Net income	$2,818	$3,354	19.0%

Net income	$2,818	$3,354	19.0%
Less: Additional redemption on temporary equity	-	(22)	**
Less: Beneficial conversion feature on temporary equity	-	(169)	**
Add: Accretion of premium on Series Z preferred stock	-	435	**
Net income available to common stockholders	$2,818	$3,598	27.7%

Net income available to common stockholders per share – Basic	$0.17	$0.22	29.4%
Net income available to common stockholders per share – Diluted	$0.17	$0.21	23.5%
Cash dividend declared per common share	$-	$0.125	**

Weighted average number of common shares outstanding:
Basic	16,392,052	16,600,719	1.3%
Diluted	16,730,940	16,853,782	0.7%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	52 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	December 29,	December 28,	2010
	2009	2010	vs. 2009
	(As Restated)
Revenues:
Company-owned restaurant sales	$370,412	$372,191	0.5%
Manufacturing and commissary revenues	30,638	30,405	(0.8%)
Franchise and license related revenues	7,512	9,115	21.3%
Total revenues	408,562	411,711	0.8%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	108,052	106,035	(1.9%)
Labor costs	113,665	109,005	(4.1%)
Rent and related expenses	40,517	39,731	(1.9%)
Other operating costs	37,426	37,732	0.8%
Marketing costs	4,597	9,854	114.4%
Total company-owned restaurant costs	304,257	302,357	(0.6%)

Manufacturing and commissary costs	26,573	25,566	(3.8%)
Total cost of sales	330,830	327,923	(0.9%)

Gross profit:
Company-owned restaurant	66,155	69,834	5.6%
Manufacturing and commissary	4,065	4,839	19.0%
Franchise and license	7,512	9,115	21.3%
Total gross profit	77,732	83,788	7.8%

Operating expenses:
General and administrative expenses	35,463	38,502	8.6%
Depreciation and amortization	16,627	17,769	6.9%
Restructuring expenses	-	477	**
Other operating expenses (income)	725	(531)	**
Income from operations	24,917	27,571	10.7%

Interest expense, net	6,114	5,135	(16.0%)
Adjustment for Series Z Modification	-	929	**
Write-off of debt issuance costs upon redemption of term loan	-	966	**
Income before income taxes	18,803	20,541	9.2%
(Benefit) provision for income tax	(71,560)	9,918	**
Net income	$90,363	$10,623	(88.2%)

Net income	$90,363	$10,623	(88.2%)
Less: Additional redemption on temporary equity	-	(387)	**
Add: Accretion of premium on Series Z preferred stock	-	1,072	**
Net income available to common stockholders	$90,363	$11,308	(87.5%)

Net income available to common stockholders per share – Basic	$5.59	$0.68	(87.8%)
Net income available to common stockholders per share – Diluted	$5.47	$0.67	(87.8%)
Cash dividend declared per common share	$-	$0.125	**

Weighted average number of common shares outstanding:
Basic	16,175,391	16,532,420	2.2%
Diluted	16,526,869	16,804,726	1.7%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended		52 weeks ended
	(percent of total revenue)		(percent of total revenue)
	December 29,	December 28,	December 29,	December 28,
	2009	2010	2009	2010
			(As Restated)
Revenues:
Company-owned restaurant sales	90.3%	90.0%	90.7%	90.4%
Manufacturing and commissary revenues	7.6%	7.3%	7.5%	7.4%
Franchise and license related revenues	2.1%	2.7%	1.8%	2.2%
Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.5%	28.8%	29.2%	28.5%
Labor costs	30.2%	27.9%	30.7%	29.3%
Rent and related expenses	11.0%	10.3%	10.9%	10.7%
Other operating costs	9.4%	9.6%	10.1%	10.1%
Marketing costs	1.2%	2.4%	1.2%	2.6%
Total company-owned restaurant costs	80.3%	79.0%	82.1%	81.2%

Manufacturing and commissary costs (2)	86.1%	83.3%	86.7%	84.1%
Total cost of sales	79.0%	77.2%	81.0%	79.6%

Gross margin:
Company-owned restaurant (1)	19.7%	21.0%	17.9%	18.8%
Manufacturing and commissary (2)	13.9%	16.7%	13.3%	15.9%
Franchise and license	100.0%	100.0%	100.0%	100.0%
Total gross margin	21.0%	22.8%	19.0%	20.4%

Operating expenses:
General and administrative expenses	8.8%	9.6%	8.7%	9.4%
Depreciation and amortization	4.1%	4.3%	4.1%	4.3%
Restructuring expenses	0.0%	0.4%	0.0%	0.1%
Other operating expenses (income)	0.8%	0.1%	0.2%	(0.1%)
Income from operations	7.3%	8.4%	6.1%	6.7%

Interest expense, net	1.8%	0.7%	1.5%	1.3%
Adjustment for Series Z Modification	0.0%	0.0%	0.0%	0.2%
Write-off of debt issuance costs upon redemption of term loan	0.0%	0.9%	0.0%	0.2%
Income before income taxes	5.5%	6.8%	4.6%	5.0%
Provision for income tax	2.8%	3.6%	(17.5%)	2.4%
Net income	2.7%	3.2%	22.1%	2.6%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including adjusted earnings before interest, taxes, depreciation, amortization, adjustment for Series Z modification, restructuring expenses, write-off of debt issuance costs, and other operating expenses/income (“adjusted EBITDA”) and free cash flow, or net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information to the nearest GAAP measure.

We include in this report information on Company-owned, franchise and license and system-wide comparable store sales percentages. Comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation at least thirteen months including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. System-wide sales include sales at all restaurants, whether operated by the Company, franchisees or licensees. Management reviews the increase or decrease in comparable store sales to assess business trends. Comparable store sales exclude closed locations.

We use company-owned store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. We believe system-wide comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

System-wide comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. We do not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(UNAUDITED)

	13 weeks ended		52 weeks ended
	December 29,	December 28,	December 29,	December 28,
	2009	2010	2009	2010
			As Restated
	(dollars in thousands)
Net income	$2,818	$3,354	$90,363	$10,623
Adjustments to net income:
Interest expense, net	1,874	740	6,114	5,135
Provision (benefit) for income taxes	2,880	3,842	(71,560)	9,918
Depreciation and amortization	4,266	4,525	16,627	17,769
Write-off of debt issuance costs upon redemption of term loan	-	966	-	966
Adjustment for Series Z modification	-	-	-	929
Restructuring expense	-	477	-	477
Other operating expenses (income)	869	89	725	(531)
Adjusted earnings before interest, taxes, deprecation, amortization
and other operating expenses (income) - Adjusted EBITDA	$12,707	$13,993	$42,269	$45,286

	13 weeks ended
	December 29,	December 28,
	2009	2010
	(dollars in thousands)
Net cash provided by operating activities	$9,531	$11,217
Net cash used in investing activities	(6,198)	(5,177)
Free cash flow	3,333	6,040

Net cash used in financing activities	(4,551)	(6,719)

Net decrease in cash and cash equivalents	(1,218)	(679)
Cash and cash equivalents, beginning of period	11,103	12,447
Cash and cash equivalents, end of period	$9,885	$11,768

	52 weeks ended
	December 29,	December 28,
	2009	2010
	(dollars in thousands)
Net cash provided by operating activities	$33,700	$43,769
Net cash used in investing activities	(16,896)	(15,737)
Free cash flow	16,804	28,032

Net cash used in financing activities	(31,135)	(26,149)

Net (decrease) increase in cash and cash equivalents	(14,331)	1,883
Cash and cash equivalents, beginning of period	24,216	9,885
Cash and cash equivalents, end of period	$9,885	$11,768
	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Number of Restaurants - December 29, 2009	428	77	178	683
Opened restaurants	6	14	35	55
Closed restaurants	(2)	-	(3)	(5)
Refranchised restaurants	(1)	1	-	-
Number of Restaurants - December 28, 2010	431	92	210	733

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8253
rgross@icrinc.com